Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-189100

April 9, 2014

PUBLIC STORAGE

2,000,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 6.375% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES Y

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 6.375% Cumulative Preferred Share of Beneficial Interest, Series Y

Size:	2,000,000 depositary shares

Type of Security:	SEC Registered - Registration Statement No. 333-189100

Public Offering Price:	$25.00 per depositary share, plus accrued dividends from and including March 17, 2014; $50,203,645.83 total

Underwriting Discounts:	$0.50 per depositary share; $1,000,000 total

Proceeds to the Company, before expenses:	$49,203,645.83 total

Estimated Company Expenses:	$65,000.00, other than the underwriting discounts

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Jefferies LLC Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Underwriting:
Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	400,000
Jefferies LLC	400,000
Morgan Stanley & Co. LLC	400,000
UBS Securities LLC	400,000
Wells Fargo Securities, LLC	400,000

Distribution Rights:	6.375% of the liquidation preference per annum; Distributions begin on June 30, 2014 (prorated from March 17, 2014)

Redemption:	The depositary shares may not be redeemed until on or after March 17, 2019, except in order to preserve our status as a real estate investment trust.

Trade Date:	April 9, 2014

Settlement Date:	April 10, 2014 (T+1)

Selling Concession:	$0.30/depositary share

Reallowance to other dealers:	$0.25/depositary share

CUSIP Number:	74460W 842

ISIN Number:	US74460W8423

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322; (ii) Jefferies LLC toll-free 1-877-547-6340; (iii) Morgan Stanley & Co. LLC toll-free 1-866-718-1649; (iv) UBS Securities LLC toll-free 1-877-827-6444, ext. 561-3884; or (v) Wells Fargo Securities, LLC toll-free 1-800-326-5897.

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